WARRANT AGREEMENT

      Agreement made as of July __, 1998 between Immtech International, Inc., a Delaware corporation with offices at 1890 Maple Avenue, Suite 110, Evanston, Illinois 60201 (the "Company"), and New China Hong Kong Securities Limited (hereinafter referred to as the "Agent").

      WHEREAS, the Company proposes to issue to the Agent warrants ("Warrants") to purchase up to 150,000 shares (the "Shares") of common stock of the Company, $.01 par value (the "Common Stock"); and

      WHEREAS, the Agent has agreed, pursuant to a certain Letter Agreement dated June 5, 1998 by and between the Company and the Agent (the "Letter Agreement"), to act as the placement agent in connection with the Company's proposed private offering (the "Private Offering") of 1,150,000 shares of Common Stock.

      WHEREAS, the Warrants issued pursuant to this Agreement are being issued by the Company to the Agent or officers and partners of the Agent in consideration for, and as part of the Agent's compensation in connection with, the Agent acting as the placement agent pursuant to the Letter Agreement;

      WHEREAS, the Company is contemplating a public offering (the "Public Offering") of 1,333,333 units, each consisting of two (2) shares of Common Stock (the "Public Shares") and one Warrant (the "Class A Warrant"), and up to 1,333,333 Class B Warrants and 1,333,333 Class C Warrants underling the Class A Warrants;

      NOW, THEREFORE, in consideration of the premises and agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Grant.

      The Agent, and/or its designees who are officers or partners of the Agent in connection with the Private Offering, are hereby granted the right to purchase, up to 150,000 Shares.

2. Exercise of Warrants.

            2.1. Cash Exercise. The Warrants initially are exercisable at a price of $0.05 per Share, payable in cash or by check to the order of the Company, or any combination of cash or check, subject to adjustment as provided in Article 8 hereof. Upon surrender of this Warrant Agreement with the annexed Form of Election to Purchase duly executed, together with payment of the Exercise Price (as hereinafter defined) for the Shares purchased, at the Company's principal offices or, if a Warrant Agent has been appointed for this Warrant, the offices of the Warrant Agent, the registered holder of this Warrant

      ("Holder" or "Holders") shall be entitled to receive a certificate or certificates for the Shares so purchased. The purchase rights represented by each Warrant are exercisable at the option of the Holder hereof, in whole or in part (but not as to fractional Shares). In the case of the purchase of less than all the Shares purchasable under any Warrant, the Company or the Transfer Agent shall cancel the Warrant upon the surrender thereof and shall execute and deliver a new Warrant Agreement of like tenor for the balance of the Shares purchasable hereunder.

            2.2. Cashless Exercise. At any time during the Warrant Exercise Term, the Holder may, at its option, exchange this Warrant, in whole or in part (a "Warrant Exchange"), into the number of Shares determined in accordance with this Section, by surrendering this Warrant at the principal office of the Company or at the office of its transfer agent, accompanied by a notice stating such Holder's intent to effect such exchange, the number of Shares to be exchanged and the date on which the Holder requests that such Warrant Exchange occur (the "Notice of Exchange"). The Warrant Exchange shall take place on the date specified in the Notice of Exchange or, if later, the date the Notice of Exchange is received by the Company (the "Exchange Date") or the Warrant Agent. Certificates for the Shares issuable upon such Warrant Exchange and, if applicable, a new warrant of like tenor evidencing the balance of the Shares remaining subject to this Warrant, shall be issued as of the Exchange Date and delivered to the Holder within three business (3) days following the Exchange Date. In connection with any Warrant Exchange, the Warrant shall represent the right to subscribe for and acquire the number of Shares (rounded to the next highest integer) equal to (A) the number of Shares specified by the Holder in its Notice of Exchange (the "Total Share Number") less (B) the number of Shares equal to the quotient obtained by dividing (i) the product of the Total Share Number and the existing Exercise Price per Share (as hereinafter defined) by (ii) the current market value of a Public Share.

3. Issuance of Certificates.

      Upon the exercise of the Warrants, the issuance of certificates for the Shares purchased shall be made forthwith (and in any event within three business days thereafter) without charge to the Holder thereof including, without limitation, any tax which may be payable in respect of the issuance thereof, and such certificates shall (subject to the provisions of Article 4 hereof) be issued in the name of, or in such names as may be directed by, the Holder thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificates in a name other than that of the Holder and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

      The certificates representing the Shares shall be executed on behalf of the Company by the manual or facsimile signature of the present or any future Chairman or Vice Chairman of the Board of Directors or President or Vice President of the Company under its corporate seal


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

reproduced thereon, attested to by the manual or facsimile signature of the present or any future Secretary or Assistant Secretary of the Company. The Warrants represented hereby shall not be issued in certificated form.

      Upon exercise of the Warrants, in part or in whole, certificates representing the Shares, shall bear a legend substantially similar to the following:

      "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be offered or sold except (i) pursuant to an effective registration statement under the Act, (ii) to the extent applicable, pursuant to Rule 144 under the Act (or any similar rule under such Act relating to the disposition of securities), or (iii) upon the delivery by the holder to the Company of an opinion of counsel, reasonably satisfactory to counsel to the Company, stating that an exemption from registration under such Act is available."

4. Restriction on Transfer of Warrants.

      The Holder of Warrants represented hereby, by its acceptance hereof, covenants and agrees that the Warrants are being acquired as an investment and not with a view to the distribution thereof, and that the Warrants may not be sold, transferred, assigned, hypothecated or otherwise disposed of, in whole or in part, for a period of one (1) year from the date hereof, except to officers or partners of the Agent or to any member of the selling group participating in the distribution of the Public Shares and Public Warrants and/or their respective officers or partners.

5. Price.

            5.1. Initial and Adjusted Exercise Price. The initial exercise price of each Warrant shall be $0.05 per Share. The adjusted exercise price shall be the price which shall result from time to time from any and all adjustments of the initial exercise price in accordance with the provisions of this Article.

            5.2. Exercise Price. The term "Exercise Price" herein shall mean the initial exercise price or the adjusted exercise price, depending upon the context.

            5.3. Adjustments of Exercise Price and Number of Shares. The following adjustments apply to the Exercise Price of the Warrants with respect to the Shares and the number of Shares purchasable upon exercise of the Warrants.

            5.4. Computation of Adjusted Price. In case the Company shall at any time after the date hereof pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, then upon such dividend or distribution the Exercise Price in effect immediately prior to such dividend or distribution shall forthwith be reduced to a price determined by dividing: (a) an amount equal to the total number of shares of


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

      Common Stock outstanding immediately prior to such dividend or distribution multiplied by the Exercise Price in effect immediately prior to such dividend or distribution, by (b) the total number of shares of Common Stock outstanding immediately after such issuance or sale.

      For the purposes of any computation to be made in accordance with the provisions of this Section, the Common Stock issuable by way of dividend or other distribution on any stock of the Company shall be deemed to have been issued immediately after the opening of business on the date following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution.

            5.5. Subdivision and Combination. In case the Company shall at any time subdivide or combine the outstanding shares of Common Stock, the Exercise Price shall forthwith be proportionately decreased in the case of subdivision or increased in the case of combination.

            5.6. Adjustment in Number of Shares. Upon each adjustment of the Exercise Price pursuant to the provisions of this Article, the number of Shares issuable upon the exercise of each Warrant shall be adjusted to the nearest full Share by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of Shares issuable upon exercise of the Warrants immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

            5.7. Reclassification, Consolidation, Merger, etc. In case of any reclassification or change of the outstanding shares of Common Stock (other than a change in par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in the case of any consolidation of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger in which the Company is the surviving corporation and which does not result in any reclassification or change of the outstanding shares of Common Stock, except a change as a result of a subdivision or combination of such shares or a change in par value, as aforesaid), or in the case of a sale or conveyance to another corporation of the property of the Company as an entirety, the Holders shall thereafter have the right to purchase the kind and number of shares of stock and other securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance as if the Holders were the owners of the Shares immediately prior to any such events, at a price equal to the product of (x) the number of shares issuable upon exercise of the Holders' Warrants and (y) the Exercise Price in effect immediately prior to the record date for such reclassification, change, consolidation, merger, sale or conveyance as if such Holders had exercised the Warrants.

            5.8. Determination of Outstanding Shares of Common Stock. The number of shares of Common Stock at any one time outstanding shall include the aggregate number of shares issued or issuable upon the exercise of options, rights, warrants and upon the conversion or exchange of convertible or exchangeable securities.


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

            5.9. Dividends and Other Distributions with Respect to Outstanding Securities. In the event that the Company shall at any time prior to the exercise of all Warrants declare a dividend (other than a dividend consisting solely of shares of Common Stock) or otherwise distribute to its shareholders any monies, assets, property, rights, evidences of indebtedness, securities (other than shares of Common Stock), whether issued by the Company or by another person or entity, or any other thing of value, the Holder or Holders of the unexercised Warrants shall thereafter be entitled, in addition to the shares of Common Stock or other securities receivable upon the exercise thereof, to receive, upon the exercise of such Warrants, the same monies, property, assets, rights, evidences of indebtedness, securities or any other thing of value that they would have been entitled to receive at the time of such dividend or distribution. At the time of any such dividend or distribution, the Company shall make appropriate reserves to ensure the timely performance of the provisions of this Subsection.

            5.10. Subscription Rights for Shares of Common Stock or Other Securities. In the case the Company or an affiliate of the Company shall at any time after the date hereof and prior to the exercise of all the Warrants issue any rights to subscribe for shares of Common Stock or any other securities of the Company or of such affiliate to all the shareholders of the Company, the Holders of the unexercised Warrants shall be entitled, in addition to the shares of Common Stock or other securities receivable upon the exercise of the Warrants, to receive such rights at the time such rights are distributed to the other shareholders of the Company.

6. Exchange and Replacement of Warrants.

      The Warrants represented hereby are exchangeable without expense, upon the surrender hereof by the registered Holder at the principal executive office of the Company or the office of the Warrant Agent, together with the assignment form attached hereto, duly executed and completed, and payment of all transfer taxes, if any, payable in connection therewith.

      Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant Agreement, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Agreement, if mutilated, the Company will make and deliver a new Agreement of like tenor, in lieu thereof.

7. Elimination of Fractional Interests.

      The Company shall not be required to issue certificates representing fractions of shares of Common Stock and shall not be required to issue scrip or pay cash in lieu of fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of shares of Common Stock.


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

8. Reservation and Listing of Securities.

      The Company shall at all times reserve and keep avail able out of its authorized shares of Common Stock, solely for the purpose of issuance upon the exercise of the Warrants, such number of shares of Common Stock as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Warrants and payment of the Exercise Price therefor, all Shares issuable upon such exercise shall be duly and validly issued, fully paid, non-assessable and not subject to the preemptive rights of any shareholder. As long as the Warrants shall be outstanding, the Company shall use its reasonable best efforts to cause all shares of Common Stock issuable upon the exercise of the Warrants to be listed on or quoted by NASDAQ or listed on such national securities exchanges as the Company's securities might be quoted or listed on.

9. Notices to Warrant Holders.

      Nothing contained in this Agreement shall be construed as conferring upon the Holder or Holders the right to vote or to consent or to receive notice as a shareholder in respect of any meetings of shareholders for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the Company. If, however, at any time prior to the expiration of the Warrants and their exercise, any of the following events shall occur:

                  (a) the Company shall take a record of the holders of its
            shares of Common Stock for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of current or retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company; or

                  (b) the Company shall offer to all the holders of its Common
            Stock any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor; or

                  (c) a dissolution, liquidation or winding up of the Company
            (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business as an entirety shall be proposed;

then, in any one or more of said events, the Company shall give written notice of such event at least fifteen (15) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the shareholders entitled to such dividend, distribution, convertible or exchangeable securities or subscription rights, options or warrants, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of closing the transfer books, as the case may be. Failure to give such notice or any defect therein shall not affect the validity of any action taken in connection with the declaration or payment of any such dividend or distribution, or the issuance of any


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

convertible or exchangeable securities or subscription rights, options or warrants, or any proposed dissolution, liquidation, winding up or sale.

10. Notices.

      All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly made when delivered, or mailed by registered or certified mail, return receipt requested:

                  (a) If to a registered Holder of the Warrants, to the address of such Holder as shown on the books of the Company; or

                  (b) If to the Company, to the following address or to such other address as the Company may designate by notice to the Holders:

11. Supplements and Amendments.

      The Company and the Agent may from time to time supplement or amend this Agreement to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any provisions herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Agent may deem necessary or desirable and which the Company and the Agent deem not to adversely affect the interests of the Holders of Warrant.

12. Successors.

      All the covenants and provisions of this Agreement by or for the benefit of the Company and the Holders inure to the benefit of their respective successors and assigns hereunder.

13. Termination.

      This Agreement shall terminate at the close of business on _______ 1, 200_. Notwithstanding the foregoing, this Agreement will terminate on any earlier date when all Warrants have been exercised.

14. Governing Law.

      This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of said State.

15. Benefits of This Agreement.

      Nothing in this Agreement shall be construed to give to any person or corporation other than the Company and the Agent and any other registered Holder or Holders of this Warrant or the Shares any legal or equitable right, remedy or claim under this Agreement; and this


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

Agreement shall be for the sole and exclusive benefit of the Company and the Agent and any other Holder or Holders of the Warrant or the Shares.

16. Counterparts.

      This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

                                     IMMTECH INTERNATIONAL, INC.



Attest:                              By:
       ---------------------------            ----------------------------------
Name:                                Name:
       ---------------------------            ----------------------------------
                                       Title:
                                              ----------------------------------


                                     NEW CHINA HONG KONG SECURITIES LIMITED



Attest:                              By:
       ---------------------------            ----------------------------------
Name:                                Name:
       ---------------------------            ----------------------------------
                                       Title:
                                              ----------------------------------


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